Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of META Group, Inc. on Form S-8 of our report dated March 17, 2004 (July 15, 2004 as to Note 12) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” and the restatement of segment disclosure information), appearing in the Annual Report on Form 10-K/A of META Group, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
October 4, 2004